Exhibit 10(l)

United States Steel Corporation
600 Grant Street
Pittsburgh, PA 15219-2800
412 433 1140
Fax: 412 433 1145
email: jdgarraux@uss.com

James D. Garraux
General Counsel & Senior Vice President-Labor Relations & Environmental Affairs

December 29, 2008

Mr. George F. Babcoke
600 Grant Street, Room 450
Pittsburgh, PA 15219

Dear Mr. Babcoke:

This letter amends and restates your agreement dated January 13, 2006 for the purpose of compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").

In consideration for your continuing agreement to serve as an officer of United States Steel Corporation effective May 1, 2005, the United States Steel Corporation, its subsidiaries, and their successors (collectively, the "Corporation") agree to provide the non-qualified benefit supplement outlined below. The supplement payable under this letter agreement (the "Agreement") will be paid in addition to the pension, savings, and non-qualified deferred compensation benefits that you are otherwise entitled to as an executive employee of the Corporation.

Subject to any statutory or regulatory limitations, any supplement payable under this Agreement shall be paid by the Corporation following the date of your separation from service (i.e., your termination of employment from all employers of the Corporation for any reason, including your death) (the "Determination Date"). Such supplement will be paid in the form of a lump sum distribution on the first business day following the six (6) month anniversary of the Determination Date, other than by reason of your death. If you die prior to receipt of such lump sum, the lump sum will be paid to your surviving spouse, or to your estate if there is no surviving spouse, on the first business day of the month following the month in which your death occurs.

Supplement

The Corporation agrees to provide you with a non-qualified deferred compensation supplement equal to the difference between (1) your Adjusted Steel Pension Plan Benefits, and (2) your Actual Steel Pension Plan Benefits, as outlined below, determined as of the Determination Date. For purposes of determining the amounts in (1) and (2) above, benefits will be based upon the amount of immediate benefit payable in the form of a lump sum distribution under the terms of the applicable plan.

(1) Adjusted Steel Pension Plan Benefits

The term "Adjusted Steel Pension Plan Benefits" shall mean the pension (and surviving spouse and survivor) benefits that would be provided to you, as of the Determination Date, under the Steel Pension Plans listed below if your employment with the USS/Kobe Steel Company ("USS/Kobe"), and its successor Republic Technologies International, LLC ("RTI"), had been recognized as participation under the Steel Pension Plans. Such additional years of continuous service shall be recognized for purposes of determining eligibility for early retirement, vesting, and benefit accrual under the Steel Pension Plans. In

addition, any compensation received from USS/Kobe and RTI shall be considered as covered compensation, to the extent it would have been recognized under the Steel Pension Plans.

(2) Actual Steel Pension Plan Benefits

The term "Actual Steel Pension Plan Benefits" shall mean the pension (and surviving spouse and survivor) benefits actually payable to you, as of the Determination Date, under (a) the Steel Pension Plans, and (b) the USS/KOBE and/or RTI defined benefit pension plans and their successors, including any benefits payable under the applicable PBGC-sponsored benefit plan. The value taken into account for purposes of this paragraph shall include any lump sum distribution previously received from the plans listed in (b) above, as increased by interest from the date of the distribution to the Determination Date using the applicable PBGC interest rate used for determining lump sums under the Steel Pension Plans for each of the applicable months.

Steel Pension Plans

For purposes of determining the amounts in (1) and (2) above, the term "Steel Pension Plan" shall include the following plans:

(1) United States Steel Corporation Plan for Employee Pension Benefits (Revision of 2003) and its successors (the "USS Pension Plan");

(2) United States Steel Corporation Non Tax-Qualified Pension Plan; and

(3) United States Steel Corporation Executive Management Supplemental Pension Program.

If you agree to the terms of this Agreement, please sign below on both originals of this Agreement and keep one of the originals for your files.

Very truly yours,

James D. Garraux
General Counsel & Senior Vice President
Labor Relations & Environmental Affairs

Date: 12/29/08

Accepted by:

George F. Babcoke